EXHIBIT 10.7

CRT PROPERTIES, INC.

DIRECTORS’ DEFERRED COMPENSATION PROGRAM

     1. Adoption of Program. The CRT Properties, Inc. Directors’ Deferred Compensation Program (the “Program”) was adopted by the Board of Directors of CRT Properties, Inc. (the “Company”) on February 17, 2005 (the “Effective Date”).

     2. Election. Each non-employee Director in the service of the Company on the Effective Day may elect, within 30 days of the Effective Date, to defer all or a portion of his cash compensation, including but not limited to cash retainer and meeting fees, payable after June 1, 2005 into stock units (“Stock Units”) equivalent in value to shares of common stock of the Company (“Stock”). Each newly-elected non-employee Director of the Company may elect, within 30 days of his or her initial election, to defer all or a portion of his future cash compensation into Stock Units. An election may be revoked or changed in writing, but only as to compensation to be earned at or after the commencement of the next succeeding calendar year.

     3. Automatic Grants of Stock Units. Any grants of Stock Units to non-employee Directors from time to time from the CRT Properties, Inc. 1998 Equity and Cash Incentive Plan shall be governed by the provisions of this Program.

     4. Deferred Compensation Account. The Company shall maintain a bookkeeping account to which deferred compensation of each participating Director shall be credited at the end of each calendar month after such compensation is earned (each a “Deferred Compensation Account”). The conversion of deferred compensation into Stock Units will be made on the basis of the fair market value of the Stock on the date the deferred compensation would otherwise have been paid. For purposes of the Program, fair market value of the Stock on any given date shall mean the closing price of the Stock as reported on the New York Stock Exchange on such date or, if there is no closing price reported on such date, on the last date preceding such date for which a closing price was reported.

     5. Dividend Equivalent. During the term of deferral, the Stock Units standing to the credit of each participating Director’s Deferred Compensation Account shall be credited with an amount equal to the cash dividends that would have paid on the number of Stock Units in such Deferred Compensation Account if such Stock Units were deemed to be outstanding shares of Stock (“Dividend Equivalents”). Dividend Equivalents credited to Stock Units shall be converted to additional Stock Units and credited to the participating Director’s Deferred Compensation Account. The conversion of Dividend Equivalents into Stock Units shall be made on the basis of the fair market value of the Stock on the date the dividends would otherwise have been paid.

     6. Changes in Stock. In the event of a stock dividend, stock split, reverse stock split or similar change in capitalization affecting the Stock, the Compensation Committee shall make appropriate adjustments in the number of Stock Units credited to each participating Director’s Deferred Compensation Account. The adjustment by the Compensation Committee shall be final, binding and conclusive. No fractional shares of Stock shall be issued under the Program resulting from any such adjustment, but the Compensation Committee in its discretion may make a cash payment in lieu of fractional shares.

     7. Rights of Participating Directors. Participation in the Program, and any actions taken pursuant to the Program, shall not create or be deemed to create a trust or fiduciary relationship of any kind between the Company and the participating Director. The Company may, but shall have no obligation to, establish any separate fund, reserve, or escrow or to provide security with respect to any amounts deferred under the Program. Any assets of the Company which are set aside in any separate fund, reserve or escrow shall continue for all purposes to be a part of the general assets of the Company, with title to the beneficial ownership of any such assets remaining at all times in the Company. No participating Director, nor his legal representatives, nor any of his beneficiaries shall have any right, other than the right of an unsecured general creditor of the Company, in respect of the Deferred Compensation Account established hereunder, and such persons shall have no property interest whatsoever in any specific assets of the Company.

     8. Distributions. Upon the termination of a participating Director’s service with the Company for any reason, the participating Director (or his Beneficiary in case of death) shall be entitled to receive all Stock Units standing to the credit of his Deferred Compensation Account. All distributions shall be made in the form of shares of Stock with fractional shares payable in cash and shall be made in a lump sum within a reasonable period of time following the cessation of service of the participating Director. Shares of Stock will be issued from the reserved pool in the CRT Properties, Inc. 1998 Equity and Cash Incentive Plan.

     9. Beneficiary. If a participating Director dies before he has received full payment of the amount credited to his Deferred Compensation Account, such unpaid portion shall be paid to the participating Director’s Beneficiary as designated by the participating Director in writing. If no Beneficiary has been designated or if a designated Beneficiary has predeceased the participating Director, such unpaid portion shall be paid to the participating Director’s estate.

     10. No Assignment. The deferred compensation payable under this Program shall not be subject to alienation, assignment, garnishment, execution, or levy of any kind, and any attempt to cause any compensation to be so subjected shall not be recognized.

     11. Expenses. All expenses incurred, or taxes paid by the Company, and attributable to a participating Director’s Deferred Compensation Account shall be borne by the Company and shall not reduce the amount credited to such Deferred Compensation Account.

     12. Amendment and Termination. This Program may be amended in any way or may be terminated, in whole or in part, at any time, and from time to time, by the Board of Directors. The foregoing provisions of this paragraph notwithstanding, no amendment or termination of the Program shall adversely reduce the number of vested Stock Units credited to the Deferred Compensation Accounts prior to the effective date of such amendment or termination or accelerate the timing of payment from the Deferred Compensation Accounts.

     13. Program Administration. The Compensation Committee shall have the exclusive discretionary authority to determine eligibility for and the amounts of benefits under the

Program, make factual determinations, construe and interpret terms of the Program, supply omissions and determine any questions which may arise in connection with its operation and administration. Its decisions or actions in respect thereof, including any determination of any amount credited or charged to the participating Directors’ Deferred Compensation Accounts or the amount or recipient of any payment to be made therefrom, shall be conclusive and binding for all purposes upon the Company and upon any and all participating Directors, their Beneficiaries, and their respective heirs, distributees, executors, administrators and assignees.

     14. Binding Effect. The terms of this Program shall be binding upon and shall inure to the benefit of the Company and its successors or assigns and each participating Director and his Beneficiaries, heirs, executors, and administrators.

     15. Limitation of Liability. Subject to its obligation to pay the amount credited to the participating Director’s Deferred Compensation Account at the time distribution is called, neither the Company, any person acting on behalf of the Company, nor the Compensation Committee shall be liable for any act performed or the failure to perform any act with respect to the terms of the Program, except in the event that there has been a judicial determination of willful misconduct on the part of the Company, such person or the Compensation Committee.

     16. Governing Law. This Program, and all actions taken hereunder, shall be governed by and construed in accordance with the laws of the State of Maryland, except as such laws may be superseded by any applicable Federal laws.

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